The PMI Group, Inc.

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NEWS RELEASE
Glen Corso (925) 658-6429
Matt Nichols (925) 658-6618
Josh Wozman (925) 658-6863

October 27, 2003

The PMI Group, Inc. to Sell

American Pioneer Title Insurance Company

Walnut Creek, CA, October 27, 2003 — The PMI Group, Inc. (NYSE:PMI) announced today that it has reached a definitive agreement to sell American Pioneer Title Insurance Company (APTIC) to Fidelity National Financial subsidiary, Chicago Title Insurance Company, for $115 million in cash subject to post-closing adjustments.

The sale of APTIC is part of PMI’s strategic plan to position itself as a leading global provider of credit enhancement. PMI believes that the sale of APTIC will enable PMI to better focus on its credit enhancement products and services domestically and internationally.

The APTIC transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the first half of 2004.

APTIC is a wholly-owned subsidiary of The PMI Group, Inc. Net income for APTIC for the quarter and nine months ended September 30, 2003 was $4.7 million and $10.8 million, respectively, compared to $4.1 million and $9.7 million for the same periods a year ago.

Earlier this year, PMI announced it is the strategic investor in a group that has agreed to acquire Financial Guaranty Insurance Company from General Electric Capital Corporation.

The PMI Group, Inc., headquartered in Walnut Creek, California, is a global provider of credit enhancement products and lender services that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly-owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, lender services and financial guaranty reinsurance.

PMI is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. PMI’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include PMI’s expectation that the APTIC transaction will close in the first half of 2004. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, the possibility that the sale will not close or will be significantly delayed. Other risks and uncertainties that could affect PMI are discussed in its various Securities and Exchange Commission filings, including its Registration Statement filed with the SEC, as amended September 30, 2003, its report on Form 10-K for the year ended December 31, 2002, and its report on Form 10-Q for the quarter ended June 30, 2003. PMI undertakes no obligation to update forward-looking statements.

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